Exhibit 99.1

Zion Oil & Gas Plans Going Forward

DALLAS and CAESAREA, Israel, November 29, 2018 /PRNewswire/ -- Zion Oil & Gas, Inc. (NASDAQ: ZN) announces that it is completing the final phase of plugging the Megiddo Jezreel #1 (MJ#1) well in accordance with the wishes of various Israeli government ministries to allow for re-entry for future water monitoring.

The vision of Zion Oil & Gas remains to help Israel become energy independent, and in doing so, use our projects as a platform to share the gospel of Jesus Christ. That vision has not changed, and while the MJ#1 was determined to be non-commercial, we believe it was a meaningful and impactful project and one which we believe justifies further exploration efforts within our license area.

The MJ#1 well has provided Zion with information that we believe is important for potential future exploration efforts within our license area. As with many frontier wildcat wells, the MJ#1 also left several questions unanswered.

While not meant to be an exhaustive list, a summary of what Zion believes to be key information learned in the MJ#1 well is as follows:

1.	The MJ#1 encountered much higher subsurface temperatures at a depth shallower than expected before drilling the well. In our opinion, this is significant because reaching a minimum temperature threshold is necessary for the generation of hydrocarbons from an organic-rich source rock.
2.	The known organic rich (potentially hydrocarbon bearing) Senonian age source rocks that are typically present in this part of Israel were not encountered as expected. Zion expected these source rocks to be encountered at approximately 1,000 meters in the MJ#1 well.
3.	MJ#1 had natural fractures, permeability (the ability of fluid to move through the rock) and porosity (pore space in rock) that allowed the sustained flow of formation fluid in the shallower Jurassic and lower Cretaceous age formations between approximately 1,200 and 1,800 meters. While no hydrocarbons were encountered, Zion believes this fact is nonetheless significant because it provides important information about possible reservoir pressures and the ability of fluids to move within the formation and to the surface.
4.	MJ#1 encountered oil in the Triassic Mohilla formation which Zion believes suggests an active deep petroleum system is in our license area. There was no natural permeability or porosity in the Triassic Mohilla formation that Zion to allow formation fluid to reach the surface naturally during testing and thus was not producible or commercial.
5.	The depths and thickness of the formations we encountered varied greatly from pre-drill estimates. This required the MJ#1 to be drilled to a much greater depth than previously expected. Zion has tied these revised formation depths to our seismic data which will allow for more accurate interpretation and mapping in the future.

A summary of what Zion believes to be some key questions left to be answered are:

1.	Is the missing shallow Senonian age source rock a result of regional erosion, or is it missing because of a fault that cut the well-bore and could be reasonably expected to be encountered in the vicinity of the MJ#1 drill site? Zion believes this is an important question to answer because if the Senonian source rocks do exist in this area, the high temperatures encountered are sufficient to mature these source rocks and generate oil.
2.	Do the unusually high shallow subsurface temperatures extend regionally beyond the MJ#1 well, which could allow for the generation of hydrocarbons in the Senonian age source rock within our license area?
3.	As a consequence of seismic remapping, where does the MJ#1 well lie relative to the potential traps at the Jurassic and Triassic levels and was the well location too low on the structures and deeper than the potential hydrocarbons within those traps?

As a result of these unanswered questions and with the information gained drilling the MJ#1 well, Zion now believes it is prudent and consistent with good industry practice to try and answer some of these questions with a focused 3D seismic imaging shoot of approximately 50 square kilometers surrounding the MJ#1 well.

If undertaken, this will not be a short-term exploratory project with immediate results, and it is one for which Zion will need to raise additional funding, the success of which is not assured. A realistic timeframe in which Zion can reasonably expect to complete this project would be six to twelve months (following a successful raise) to plan the survey design or layout, identify and obtain the necessary equipment which will likely have to be imported, receive the necessary permits, negotiate potential surface damages, and acquire the data. An interpretation effort would follow the seismic acquisition. We intend to proceed soon with a new unit program to try and raise the needed funds for this and will provide details concerning unit program limits, parameters, use of proceeds, and other pertinent information.

Zion recognizes the financial and time commitment that our shareholders have made in supporting us and its need for additional funding to undertake these efforts. As noted, there are a number of questions Zion believes need to be further explored. While there is no guarantee that these exploration efforts will lead to commercial success, Zion takes its responsibility to its shareholders very seriously.

Zion expresses appreciation for the continued support of their shareholders and considers it an honor to represent them.

“The Lord Himself goes before you and will be with you; He will never leave you nor forsake you. Do not be afraid; do not be discouraged.”

Deuteronomy 31:8

“That your faith should not stand the wisdom of men, but in the power of God.”

1 Corinthians 2:5

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion’s planned operations, anticipated attributes of geological strata that may be drilled or tested in the future, our ability to import into Israel or otherwise obtain the necessary 3-D imaging and related equipment and appropriate staff at commercially reasonable rates, our success in obtaining the necessary licenses and permits needed to undertake the seismic shoot, the timing of the 3-D seismic survey and the interpretation of the results, our ability to successfully raise the funds needed to undertake these exploration efforts, operational risks in ongoing exploration efforts, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Info:
Zion Oil & Gas, Inc. (NASDAQ: ZN)
12655 North Central Expressway, Suite 1000, Dallas, TX 75243
Andrew Summey
Telephone: 888-891-9466
Email: andrew.summey@zionoil.com
www.zionoil.com